Filed pursuant to Rule 424(b)(4)
Registration No. 333-209843

Prospectus Supplement

(to the Prospectus dated February 29, 2016)

9,840,890 Common Shares

Canadian Pacific Railway Limited

The common shares of Canadian Pacific Railway Limited (“CPRL” or the “Corporation”) offered under this prospectus supplement are owned by Pershing Square, L.P., Pershing Square II, L.P., Pershing Square International, Ltd. and Pershing Square Holdings, Ltd. (collectively, the “Selling Shareholder”), which are funds managed by Pershing Square Capital Management, L.P. (“Pershing Square”). An aggregate of 9,840,890 common shares of the Corporation are being offered in the United States and Canada. The Corporation will not receive any proceeds from the sale of the common shares by the Selling Shareholder. See “Selling Shareholder” and “Use of Proceeds.”

Our common shares are listed on the New York Stock Exchange (the “NYSE”) and on the Toronto Stock Exchange (the “TSX”) under the symbol “CP.” On August 3, 2016, the closing price for our common shares on the NYSE was US$147.28 per common share and on the TSX was $192.49 per common share.

J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (collectively, the “U.S. Underwriters”) have agreed to purchase the common shares from the Selling Shareholder at a price of US$141.68 per share, which will result in an aggregate of approximately US$1.39 billion in proceeds, before expenses, to the Selling Shareholder. The U.S. Underwriters and their Canadian affiliates, J.P. Morgan Securities Canada Inc., Credit Suisse Securities (Canada) LLC and Merrill Lynch Canada Inc. (collectively, the “Canadian Underwriters”) are collectively referred to in this prospectus supplement as the Underwriters. The Underwriters may offer the common shares from time to time for sale in one or more negotiated transactions at prevailing market prices on the NYSE or the TSX, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and accordingly, the Underwriters’ compensation will be increased or decreased by the amount by which the aggregate price paid for the common shares by the purchasers exceeds or is less than the gross proceeds paid by the Underwriters to the Selling Shareholder. The common shares are being offered in United States dollars. See “Underwriting.”

Subject to applicable laws, the Underwriters may over-allot or effect transactions that stabilize or maintain the market price of the common shares at levels other than that which otherwise might prevail on the open market. Such transactions, if commenced, may be interrupted or discontinued at any time. See “Underwriting.”

The Underwriters, as principals, conditionally offer the common shares offered hereby for sale, subject to prior sale, if, as and when sold and delivered by the Selling Shareholder and accepted by the Underwriters in accordance with the conditions contained in the underwriting agreement referred to under “Underwriting” and subject to the approval of certain legal matters on behalf of the Corporation by Norton Rose Fulbright Canada LLP and Paul, Weiss, Rifkind, Wharton & Garrison LLP, on behalf of the Selling Shareholder by Davies Ward Phillips & Vineberg LLP and Sullivan & Cromwell LLP and on behalf of the Underwriters by Blake, Cassels & Graydon LLP and Davis Polk & Wardwell LLP.

Investing in our common shares involves risks. See “Risk Factors” beginning on page S-3 of this prospectus supplement and page 4 of the accompanying prospectus to read about factors you should consider before buying our common shares. You should also consider the risk factors described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The Underwriters expect to deliver the common shares against payment in New York, New York on or about August 9, 2016.

J.P. Morgan	BofA Merrill Lynch	Credit Suisse

The date of this prospectus supplement is August 3, 2016.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

About this Prospectus Supplement

This document is in two parts. The first part is this prospectus supplement, which contains specific information about the terms on which the Selling Shareholder is offering and selling our common shares, including the name of the Selling Shareholder. The second part is the accompanying prospectus dated February 29, 2016, which contains and incorporates by reference important business and financial information about us and other information about the offering. If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus or the information contained in any document incorporated by reference herein or therein, the information contained in the most recently dated document shall control.

S-i

Neither we, the Selling Shareholder nor any Underwriter has authorized anyone to provide any information other than that contained in this prospectus supplement or the accompanying prospectus or incorporated by reference in this prospectus supplement or the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us to which we have referred you. We, the Selling Shareholder and each Underwriter take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in either this prospectus supplement or the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the securities offered hereby in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or an invitation on our behalf or on behalf of the Selling Shareholder or Underwriter or any of them, to subscribe to or purchase any of the securities offered hereby, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting.”

Before you invest in our common shares, you should carefully read the registration statement (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and accompanying prospectus. The incorporated documents are described under “Incorporation by Reference of Certain Documents.”

In this prospectus supplement and in the accompanying prospectus, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars, and references to “dollars” or “$” are to Canadian dollars and all references to “US$” are to United States dollars. Unless the context otherwise requires, all references in this prospectus and any prospectus supplement to “CPRL”, “Corporation”, “we”, “us”, and “our” mean Canadian Pacific Railway Limited and its subsidiaries on a consolidated basis.

S-ii

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. This summary does not contain all of the information you should consider before investing in our common shares. Before making an investment decision, you should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, especially the “Risk Factors” section of this prospectus supplement. Some of the statements in this prospectus supplement constitute forward-looking statements that involve risks and uncertainties. See “Cautionary Note On Forward-Looking Statements” in the accompanying prospectus for more information.

Our Company

CPRL is a holding company whose direct and indirect subsidiaries operate railways in North America. CPRL is a publically-traded corporation whose common shares are listed on the NYSE and the TSX.

The main operating subsidiary of the Corporation, Canadian Pacific Railway Company (“CPRC”), was incorporated by Letters Patent in 1881 pursuant to an Act of the Parliament of Canada. CPRC is one of Canada’s oldest corporations. From its inception over 135 years ago, CPRC has developed into a fully integrated and technologically advanced Class I railway (a railroad earning a minimum of US$452.7 million in revenues annually as defined by the Surface Transportation Board in the United States) providing rail and intermodal freight transportation services over a 12,500-mile network serving the principal business centres of Canada, from Montreal to Vancouver, and the U.S. Midwest and Northeast regions.

CPRL’s registered and head office is located at 7550 Ogden Dale Road S.E., Calgary, Alberta, T2C 4X9, Canada.

The Offering

The summary below describes the principal terms of this offering. The “Description of Securities” section in the accompanying prospectus contains a more detailed description of the common shares.

Selling Shareholder	Pershing Square, L.P., Pershing Square II, L.P., Pershing Square International, Ltd. and Pershing Square Holdings, Ltd.

Common shares offered by the Selling Shareholder	9,840,890 common shares.

Outstanding common shares	As of August 3, 2016, we had 147,532,332 common shares issued and outstanding.

Use of proceeds	The Selling Shareholder will receive all of the net proceeds from the sale of the common shares offered under this prospectus supplement. Accordingly, we will not receive any proceeds from the sale of common shares in this offering.

Voting rights	Holders of our common shares are entitled to one vote per common share in all shareholder meetings.

Dividend policy	The holders of the common shares are entitled to receive dividends if, as and when declared by CPRL’s Board of Directors out of the assets of CPRL properly applicable to the payment of dividends in such amounts and payable in such manner as the Board of Directors may from time to time determine.

NYSE and TSX trading symbol	CP

Risk factors	Investing in our common shares involves substantial risks. See “Risk Factors” on page S-3 of this prospectus supplement, on page 4 of the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus for a description of certain of the risks you should consider before investing in our common shares.

The number of common shares outstanding as of August 3, 2016 excludes 2,637,918 share options granted and outstanding pursuant to both the Management Stock Option Incentive Plan (the “MSOIP”) and stand-alone option agreements entered into with Mr. E. Hunter Harrison and Mr. Keith E. Creel, at a weighted average exercise price of $121.45 per common share. As of August 3, 2016, there were 1,473,645 common shares available for future issuance under the MSOIP for the granting of share options.

RISK FACTORS

An investment in our common shares involves risks. Before deciding whether to purchase our common shares, you should consider the risks discussed below, the risks discussed in the accompanying prospectus, including the sections of the accompanying prospectus entitled “Cautionary Note On Forward-Looking Statements” and “Risk Factors,” and those set forth under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 that we have incorporated by reference into this prospectus supplement. While we believe that these risks are the most important for you to consider, you should read this section in conjunction with our financial statements, the notes to those financial statements and our management’s discussion and analysis of financial condition and results of operations included in our periodic reports and incorporated into this prospectus supplement by reference.

Market Price

The market price of the common shares of the Corporation may fluctuate due to a variety of factors relating to the Corporation’s business, including announcements of new developments, fluctuations in the Corporation’s operating results, sales of the common shares of the Corporation in the marketplace, failure to meet analysts’ expectations, the impact of any public announcements made in regard to the offering, general market conditions or the worldwide economy. In recent years, the common shares of the Corporation and stock markets in Canada and the United States have experienced significant price fluctuations, which may have been unrelated to the operating performance of the Corporation or the affected companies. There can be no assurance that the market price of the common shares of the Corporation will not experience significant fluctuations in the future, including fluctuations that are unrelated to the Corporation’s performance.

Dividends

Dividends to be paid by the Corporation may fluctuate. The Board of Directors of the Corporation reviews the financial performance of the Corporation quarterly and makes a determination of the appropriate level of dividends to be declared in the following quarter. Currently, the Corporation’s payment of dividends on its common shares is funded primarily from dividends the Corporation receives as the sole common shareholder of CPRC.

MARKET PRICE OF OUR COMMON SHARES

Our common shares are listed on the NYSE and on the TSX under the symbol “CP.” The tables below present for the quarters indicated, information on the dividends declared and the high and low share price of our common shares. The decision to declare any future cash dividend, including the amount of any such dividend and the establishment of record and payment dates, will be determined, in each quarter, by the Corporation’s Board of Directors, in its sole discretion.

The following table indicates share data of our common shares listed on the NYSE (in US$):

		Q1	Q2	Q3	Q4	YTD
2016	Dividends	$0.2681	$0.3908	$0.3813		$1.0402
	Common Share Price
	High	$135.77	$151.38	$153.00 (as of 8/3)		$153.00
	Low	$97.09	$119.50	$127.02 (as of 8/3)		$97.09
2015	Dividends	$0.2780	$0.2825	$0.2623	$0.2530	$1.0758
	Common Share Price
	High	$194.66	$198.44	$163.39	$157.82	$198.44
	Low	$173.69	$158.04	$129.83	$122.27	$122.27

2014	Dividends	$0.3151	$0.3264	$0.3160	$0.3007	$1.2582
	Common Share Price
	High	$159.77	$186.00	$210.87	$220.20	$220.20
	Low	$139.37	$142.73	$179.90	$170.51	$139.37

The following table indicates share data of our common shares listed on the TSX (in Canadian dollars):

		Q1	Q2	Q3	Q4	YTD
2016	Dividends	$0.3500	$0.3500	$0.5000		$1.2000
	Common Share Price
	High	$178.83	$193.88	$199.68 (as of 8/3)		$199.68
	Low	$140.02	$156.01	$165.65 (as of 8/3)		$140.02
2015	Dividends	$0.3500	$0.3500	$0.3500	$0.3500	$1.4000
	Common Share Price
	High	$245.05	$241.73	$212.06	$204.40	$245.05
	Low	$205.95	$195.69	$172.01	$168.12	$168.12

2014	Dividends	$0.3500	$0.3500	$0.3500	$0.3500	$1.4000
	Common Share Price
	High	$176.72	$202.08	$236.04	$247.56	$247.56
	Low	$155.02	$156.64	$192.79	$197.14	$155.02

Share Capital

At August 3, 2016, the latest practicable date, there were 147,532,332 common shares and no preferred shares issued and outstanding, which consists of 15,094 holders of record of the Corporation’s common shares. In addition, we maintain the MSOIP under which key officers and employees are granted options to purchase our common shares. Each option granted can be exercised for one common share. At August 3, 2016, 2,637,918 options were outstanding under the MSOIP and stand-alone option agreements entered into with Mr. E. Hunter Harrison and Mr. Keith E. Creel. There are 1,473,645 options available to be issued by the MSOIP in the future.

CPRL has a Director’s Stock Option Plan (“DSOP”), under which directors are granted options to purchase our common shares. There are no outstanding options under the DSOP, which has 340,000 options available to be issued in the future.

SELLING SHAREHOLDER

As of August 3, 2016, the Corporation had 147,532,332 common shares issued and outstanding. The following table sets forth the number of common shares of the Corporation and percentage of outstanding common shares of the Corporation owned by the Selling Shareholder as of the date of this prospectus supplement, the type of ownership of those common shares, the number and percentage of common shares of the Corporation to be sold by the Selling Shareholder pursuant to this offering, and the number and percentage of common shares of the Corporation to be owned by the Selling Shareholder after giving effect to this offering (all percentages in this section are based on the number of common shares outstanding on August 3, 2016). The Selling Shareholder is selling all of the common shares being sold in this offering.

Name	Common Shares Currently Owned(1) (#/%)	Type of Ownership	Common Shares to be Sold Pursuant to the Offering(2) (#/%)	Common Shares Owned After Giving Effect to the Offering (#/%)
Selling Shareholder	9,840,890/ 6.67%	Beneficial	9,840,890/ 6.67%	0 /0.0%

Notes:

(1)	The 9,840,890 “Common Shares Currently Owned” represents approximately 6.67% of the total number of outstanding common shares on a fully-diluted basis.

(2)	The 9,840,890 “Common Shares to be Sold Pursuant to the Offering” represents approximately 6.67% of the total number of outstanding common shares on a fully-diluted basis.

The current ownership of common shares by the funds comprising the Selling Shareholder is as follows:

Common Shares Currently Owned (#/%)
Pershing Square, L.P.	2,673,791 /1.81%
Pershing Square II, L.P.	68,284 /0.05%
Pershing Square International, Ltd.	3,051,978 /2.07%
Pershing Square Holdings, Ltd.	4,046,837 /2.74%

Pershing Square, a registered investment advisor under the United States Investment Advisors Act of 1940, is the investment advisor to the Selling Shareholder. PS Management GP, LLC (“PS Management”) is the sole general partner of Pershing Square. Pershing Square GP, LLC (“Pershing Square GP”), a registered investment advisor under the Investment Advisors Act of 1940, is the sole general partner of each of Pershing Square, L.P. and Pershing Square II, L.P. Pershing Square has investment discretion with regards to 9,840,890 common shares of the Corporation, which common shares are directly owned by the Selling Shareholder. The common shares were acquired during the period from September 23, 2011 to February 2, 2012. William A. Ackman is the Chief Executive Officer and a partner of Pershing Square and the managing member of each of PS Management and Pershing Square GP. Mr. Ackman is also a director of CPRL. Pershing Square is a Delaware limited partnership and its address is 888 Seventh Avenue – 42nd Floor New York, NY 10019.

USE OF PROCEEDS

The proceeds to the Selling Shareholder from the sale of the common shares will be approximately US$1.39 billion before deducting the expenses of this offering, all of which will be paid by the Selling Shareholder. The Corporation will not receive any proceeds from any sale of common shares by the Selling Shareholder.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated August 3, 2016, the Selling Shareholder will sell to the Underwriters the following respective numbers of common shares:

Underwriter	Number of Shares
J.P. Morgan Securities LLC and J.P. Morgan Securities Canada Inc.	4,920,444
Credit Suisse Securities (USA) LLC and Credit Suisse Securities (Canada) LLC	2,460,223
Merrill Lynch, Pierce Fenner & Smith Incorporated and Merrill Lynch Canada Inc.	2,460,223

Total	9,840,890

The Underwriters may offer the common shares from time to time for sale in one or more negotiated transactions at prevailing market prices on the NYSE or the TSX, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.

The Underwriters are purchasing the common shares from the Selling Shareholder at a price of US$141.68 per share (representing approximately US$1.39 billion aggregate proceeds to the Selling Shareholder, before deducting expenses). The Selling Shareholder will pay all of its and the Corporation’s expenses of the offering.

The obligations of the Underwriters under the underwriting agreement are several and neither joint nor joint and several and may be terminated at their discretion upon the occurrence of certain stated events including, but not limited to: (a) any actual, anticipated, contemplated or threatened change in the business, affairs, operations, assets, liabilities, capital or ownership of the Corporation or its subsidiaries, or the Underwriters determining that there exists any fact or circumstance which existed prior to the execution of the underwriting agreement and had not been disclosed prior to the execution of such agreement, in either case which would, in the opinion of the Underwriters, be expected to have a material adverse effect on the market price or value of the common shares or to result in purchasers of a material number of the common shares exercising their right under Canadian securities laws to withdraw from or rescind their purchase thereof or sue for damages in respect thereof; and (b) any event, action, state, condition or major financial occurrence of national or international consequence or any law or regulation which materially adversely affects or involves, or will materially adversely affect or involve, the financial markets in Canada or the United States or the business, operations or affairs of the Corporation and its subsidiaries, taken as a whole. If an Underwriter fails or refuses to purchase the common shares of the Corporation which it has agreed to purchase, the Underwriters may, but are not obligated to, purchase such common shares, on a pro rata basis, provided that, if the aggregate number of common shares not purchased is less than or equal to 10% of the aggregate number of shares agreed to be purchased by the Underwriters, then each of the other Underwriters shall be obligated to purchase severally the common shares not taken up on a pro rata basis or as they may otherwise agree as between themselves. The underwriting agreement provides that the Underwriters are obligated to purchase all the common shares if any are purchased.

The Corporation and the Selling Shareholder have agreed to indemnify the Underwriters and their respective affiliates and their respective directors, officers, shareholders, agents and employees against liabilities under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or contribute to payments that the Underwriters may be required to make in that respect.

The common shares are listed on the NYSE and the TSX under the symbol “CP.”

The common shares will be offered concurrently in the United States by the U.S. Underwriters and in Canada by the Canadian Underwriters. The common shares are being offered in U.S. dollars.

The Corporation has agreed, for a period of 90 days after the date of this prospectus supplement, that it will not, without the prior written consent of the Underwriters, directly or indirectly, offer, sell or issue for sale or resale, as the case may be, or publicly announce the issue or sale or intended issue or sale of, any common shares, or financial instruments or securities convertible or exchangeable into common shares, or publicly announce its intention to do so or file a prospectus or registration statement with a securities commission or securities regulatory authority in Canada or the SEC in respect thereof, except pursuant to: (i) the Corporation’s management stock option incentive plan, (ii) the Corporation’s directors’ stock option plan, (iii) the Corporation’s shareholder rights plan and (iv) any stock option plan established solely for the purpose of granting stock option awards to any new executive officers of the Corporation, provided that the stock option awards granted to any such new executive officers do not vest and shall not be exercised within 90 days after the date of this prospectus supplement.

The Corporation shall use commercially reasonable efforts to have its executive officers and directors agree, for a period of 90 days after the date of this prospectus supplement, that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any common shares or securities convertible into or exchangeable or exercisable for any common shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common shares, whether any of these transactions are to be settled by delivery of our common shares or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the Underwriters. In addition, for a period of 90 days after the date of this prospectus supplement, the Corporation’s executive officers and directors will not make any demand for or exercise any right with respect to the registration of any common shares or any security convertible into or exercisable or exchangeable for any common shares.

In connection with the offering the Underwriters may engage in stabilizing transactions, over-allotment transactions and syndicate covering transactions.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the Underwriters of shares in excess of the number of shares the Underwriters are obligated to purchase, which creates a syndicate short position.

•	Syndicate covering transactions involve purchases of the common shares in the open market after the distribution has been completed in order to cover syndicate short positions.

These stabilizing transactions, over-allotment transactions and syndicate covering transactions may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of the common shares. As a result the price of our common shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE and on the TSX or otherwise and if commenced, may be discontinued at any time.

The Underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The Underwriters and their affiliates have in the past performed, or may in the future perform, commercial banking, investment banking and/or advisory services for the Corporation from time to time for which they have received or will receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the Underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own accounts and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve the Corporation’s securities and instruments.

Selling Restrictions

European Economic Area

In relation to each member state of the European Economic Area, no offer of common shares which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the Underwriters for any such offer; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of common shares referred to in (a) to (c) above shall result in a requirement for the Corporation or any Underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located in a Member State to whom any offer of common shares is made or who receives any communication in respect of any offer of ordinary shares, or who initially acquires any common shares will be deemed to have represented, warranted, acknowledged and agreed to and with each Underwriter and the Corporation that (1) it is a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any common shares acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the common shares acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the Underwriters has been given to the offer or resale; or where common shares have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those common shares to it is not treated under the Prospectus Directive as having been made to such persons.

The Corporation, the Underwriters, the Selling Shareholder and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

This prospectus supplement has been prepared on the basis that any offer of common shares in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of common shares. Accordingly any person making or intending to make an offer in that Member State of common shares which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Corporation or any of the Underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Corporation nor the Underwriters have authorized, nor do they authorize, the making of any offer of common shares in circumstances in which an obligation arises for the Corporation or the Underwriters to publish a prospectus for such offer.

For the purposes of this provision, the expression an “offer of common shares to the public” in relation to any common shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe the common shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the common shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the common shares without disclosure to investors under Chapter 6D of the Corporations Act.

The common shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring common shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The common shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the common shares offered should conduct their own due diligence on the common shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

The common shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the common shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly the securities being offered pursuant to this prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the securities have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the securities offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The securities may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to the securities are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the securities on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus supplement does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

LEGAL MATTERS

Legal matters in connection with this offering will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. The validity of the common shares offered by this prospectus supplement and certain legal matters as to Canadian law will be passed upon for us by Norton Rose Fulbright Canada LLP, Calgary, Alberta. United States securities law matters in connection with this offering will be passed upon for the Underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus supplement by reference from CPRL’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and the effectiveness of CPRL’s internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common shares described in this prospectus supplement and the accompanying prospectus. For the purposes of this section, the term registration statement means the original registration statement and any and all amendments, including the schedules and exhibits to the original registration statement or any amendment, and the prospectus supplement and the accompanying prospectus. This prospectus supplement does not contain all of the information set forth in the registration statement we filed. For further information regarding us and the common shares offered in this prospectus supplement, you may desire to review the full registration statement, including the exhibits. The registration statement, including its exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1-800-SEC-0330. Copies of such materials are also available by mail from the Public Reference Branch of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. In addition, the SEC maintains a website (http://www.sec.gov) from which interested persons can electronically access the registration statement, including the exhibits and schedules to the registration statement.

We are also subject to periodic reporting and other informational requirements of the Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

This prospectus supplement incorporates documents by reference that are not presented in or delivered with this prospectus supplement. This is known as “incorporation by reference.” The following documents, which have been filed by us with the SEC are incorporated by reference into this prospectus supplement:

•	CPRL’s Annual Report on Form 10-K for the year ended December 31, 2015 (filed on February 29, 2016);

•	CPRL’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 (filed on April 20, 2016) and for the quarter ended June 30, 2016 (filed on July 20, 2016);

•	CPRL’s definitive proxy statement on Schedule 14A with respect to CPRL’s 2016 annual meeting of stockholders (filed on February 29, 2016) (but only to the extent that any sections of CPRL’s proxy statement are incorporated into its Annual Report on Form 10-K for the year ended December 31, 2015);

•	CPRL’s Current Reports on Form 8-K, filed on January 12, 2016, January 14, 2016, January 19, 2016, January 20, 2016, January 27, 2016, February 3, 2016, February 9, 2016, February 16, 2016, February 24, 2016, March 1, 2016, March 2, 2016, March 3, 2016, March 7, 2016, March 9, 2016, March 30, 2016, April 7, 2016, April 11, 2016, April 21, 2016, April 22, 2016, April 25, 2016, April 28, 2016, June 21, 2016, June 29, 2016, July 11, 2016, July 20, 2016 (to the extent filed and not furnished), July 26, 2016 and August 3, 2016; and

•	The description of our common shares contained in our Registration Statement on Form 8-A, filed with the Commission on May 13, 2011.

We also incorporate by reference into this prospectus supplement any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than the portions of those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” and not filed with the SEC) after the date hereof and prior to the completion of an offering of securities under this prospectus supplement.

We have not authorized anyone to provide you with any different or additional information other than that contained in or incorporated by reference into this prospectus supplement. We, the Selling Shareholder and the Underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

The documents incorporated by reference into this prospectus supplement are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus supplement to any person, including a beneficial owner, to whom a prospectus supplement is delivered, without charge, upon written or oral request. If exhibits to the documents incorporated by reference in this prospectus supplement are not themselves specifically incorporated by reference in this prospectus supplement, then the exhibits will not be provided.

Requests for any of these documents should be directed to: Canadian Pacific Railway Limited, 7550 Ogden Dale Road S.E., Calgary, Alberta, T2C 4X9, Attention: Corporate Secretary, phone (403) 319-7000

EXCHANGE RATE INFORMATION

The following table sets out, for each period indicated, the exchange rate at the end of the period and the average of the exchange rates on each day during the periods for one U.S. dollar expressed in Canadian dollars, based on the U.S.-Canada dollar noon exchange rates quoted by the Bank of Canada.

	Year Ended December 31,			Six Months Ended June 30,
	2015	2014	2013	2016	2015
Rate at end of period	1.3840	1.1601	1.0636	1.3009	1.2474
Average rate for period	1.2787	1.1045	1.0299	1.3302	1.2354
High for period	1.3990	1.1643	1.0697	1.4589	1.2803
Low for period	1.1728	1.0614	0.9839	1.2544	1.1728

PROSPECTUS

CANADIAN PACIFIC RAILWAY LIMITED

US$1,500,000,000

Common Shares

First Preferred Shares

Second Preferred Shares

Subscription Receipts

Warrants

Units

Canadian Pacific Railway Limited (“CPRL” or the “Corporation”) may from time to time offer common shares (“Common Shares”), first preferred shares (“First Preferred Shares”), second preferred shares (“Second Preferred Shares”), subscription receipts (“Subscription Receipts”), warrants (“Warrants”) and units (“Units”) of CPRL (collectively, Common Shares, First Preferred Shares, Second Preferred Shares, Subscription Receipts, Warrants and Units are referred to herein as the “Securities”) having an aggregate offering price of up to US$1,500,000,000 or its equivalent in any other currency. Certain funds managed by Pershing Square Capital Management, L.P. (“Pershing Square”) or its affiliates or their respective permitted assignees (collectively, the “Selling Shareholder”) may also from time to time offer and sell Common Shares pursuant to this prospectus. See “Selling Shareholder”.

This prospectus describes some of the general terms that may apply to the Securities. Each time CPRL (or the Selling Shareholder) offers to sell Securities, CPRL will provide the specific terms of such Securities and the offering in a supplement to this prospectus. CPRL may not use this prospectus to sell Securities unless CPRL also gives prospective investors a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our Securities.

Investing in our Securities involves risk. See the “Risk Factors” section on page 4 of this prospectus, in any applicable prospectus supplement, and in any documents CPRL incorporates by reference in this prospectus or any applicable prospectus supplement(s) before investing in our Securities.

CPRL may sell the Securities and the Selling Shareholder may sell Common Shares to or through underwriters purchasing as principals and may also sell such Securities to one or more purchasers directly, in accordance with applicable securities laws, or through agents. See “Plan of Distribution”. The prospectus supplement relating to a particular offering of Securities will identify each underwriter or agent, as the case may be, engaged by CPRL and/or the Selling Shareholder in connection with the offering and sale of the Securities, and will set forth the terms of the offering of such Securities, including the method of distribution of such Securities, the offering price (or the manner of determination thereof if offered on a non-fixed price basis) the proceeds to CPRL and/or the Selling Shareholder, any fees, discounts or other compensation payable to underwriters or agents and any other material terms of the plan of distribution.

The outstanding Common Shares are listed and posted for trading on the Toronto Stock Exchange (“TSX”) and on the New York Stock Exchange (“NYSE”) under the symbol “CP”. Our principal executive offices are located at 7550 Ogden Dale Road S.E., Calgary, Alberta, Canada, T2C 4X9 and our telephone number is (403) 319-7000.

Neither the Securities and Exchange Commission of the United States nor any U.S. state securities commission has approved or disapproved of these Securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 29, 2016.

ABOUT THIS PROSPECTUS

In this prospectus and in any prospectus supplement, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars, and references to “dollars” or “$” are to Canadian dollars and all references to “US$” are to United States dollars. Unless the context otherwise requires, all references in this prospectus and any prospectus supplement to “CPRL”, “Corporation”, “we”, “us”, and “our” mean Canadian Pacific Railway Limited and its subsidiaries on a consolidated basis.

This prospectus is part of a Registration Statement on Form S-3 relating to the Securities that is filed with the U.S. Securities and Exchange Commission (the “Commission”). Under the Registration Statement, CPRL may, from time to time, sell any combination of the Securities described in this prospectus (and the Selling Shareholders may offer and sell our Common Shares) in one or more offerings up to an aggregate offering price of US$1,500,000,000 or its equivalent in any other currency. This prospectus provides you with a general description of the Securities that CPRL and/or the Selling Shareholder may offer. Each time CPRL and/or the Selling Shareholder sells Securities under the Registration Statement, CPRL and/or the Selling Shareholder will provide a prospectus supplement that will contain specific information about the terms of that offering of Securities. The prospectus supplement also may add, update or change information contained in this prospectus. Before investing, investors should read both this prospectus and any applicable prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Documents Incorporated by Reference”. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Investors may refer to the Registration Statement and the exhibits to the Registration Statement for further information with respect to CPRL and the Securities.

All information permitted under applicable laws to be omitted from this prospectus will be contained in one or more prospectus supplements that will be delivered to purchasers together with this prospectus. A prospectus supplement containing the specific terms of an offering of Securities will be delivered to purchasers of such Securities together with this prospectus and will be deemed to be incorporated by reference into this prospectus as of the date of the prospectus supplement only for the purposes of the distribution of the Securities to which the prospectus supplement pertains.

You should rely only on the information incorporated by reference or provided in this prospectus or any applicable prospectus supplement. CPRL has not authorized anyone to provide you with different or additional information. You should not assume that the information contained in this prospectus or any prospectus supplement or any other document CPRL incorporates by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of such documents, regardless of the time of delivery of the prospectus or prospectus supplement or any sale of the Securities. CPRL’s business, financial condition, results of operations and prospects, as well as other information, may have changed since such dates.

Unless otherwise indicated, all financial information included and incorporated by reference into this prospectus is determined using generally accepted accounting principles in the United States, referred to as “U.S. GAAP”.

WHERE YOU CAN FIND MORE INFORMATION

CPRL is subject to the information requirements of the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”, and in accordance therewith file reports and other information with the SEC. Under the multijurisdictional disclosure system adopted by Canada and the United States, reports filed by CPRL prior to January 1, 2016 with the SEC have been prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. You may read any document CPRL files or furnishes to the Commission at the Commission’s public reference room at Room 1580, 100 F Street, N.E., Washington, D.C., 20549. Copies of the same documents may also be obtained from the public reference room of the Commission at 100 F Street, N.E., Washington D.C., 20549 by paying a fee. Please call the

Commission at 1-800-SEC-0330 or access its website at www.sec.gov for further information on the public reference room. CPRL’s filings since November 2002 are also electronically available from the SEC’s Electronic Document Gathering and Retrieval System, which is commonly known by the acronym EDGAR and which may be accessed at www.sec.gov, as well as from commercial document retrieval services.

Additionally, CPRL files documents with securities commissions or similar authorities in each of the provinces and territories of Canada. These documents are available through the internet on the Canadian System for Electronic Document Analysis and Retrieval, which can be accessed at www.sedar.com.

You may access other information about CPRL on its website (http://www.cpr.ca). Information on CPRL’s website is not incorporated by reference in this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

CPRL incorporates by reference in this prospectus information from other documents CPRL files with the Commission, which means that CPRL can disclose important information to you by referring to those documents. The information CPRL incorporates by reference is an important part of this prospectus.

CPRL incorporates by reference into this prospectus the following documents CPRL has filed with the Commission:

•	CPRL’s Annual Report on Form 10-K for the year ended December 31, 2015 (filed on February 29, 2016);

•	CPRL’s definitive proxy statement on Schedule 14A with respect to CPRL’s 2016 annual meeting of stockholders (filed February 29, 2016) (but only to the extent that any sections of CPRL’s proxy statement are incorporated into its Annual Report on Form 10-K for the year ended December 31, 2015);

•	CPRL’s Current Reports on Form 8-K, filed on January 12, 2016, January 14, 2016, January 19, 2016, January 20, 2016, January 27, 2016, February 3, 2016, February 9, 2016, February 16, 2016 and February 24, 2016; and

•	The description of our Common Shares contained in our Registration Statement on Form 8-A, filed with the Commission on May 13, 2011.

CPRL also incorporates by reference each of the documents CPRL files with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) after the date of this prospectus and prior to the filing of a post-effective amendment that indicates that all Securities offered hereby have been sold or which deregisters all securities then remaining unsold.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed or furnished document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

You may obtain a copy of any of our filings that are incorporated by reference into this prospectus, or a copy of this prospectus, at no cost, by writing to or telephoning us at the following address:

Canadian Pacific Railway Limited

7550 Ogden Dale Road S.E.

Calgary, Alberta, T2C 4X9

(403) 319-7538

Attention: Corporate Secretary

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein include “forward-looking information” and “forward-looking statements” within the meaning of securities laws, including the “safe harbour” provisions of the Securities Act (Alberta), the United States Private Securities Litigation Reform Act of 1995, Section 21E of the U.S. Exchange Act and Section 27A of the United States Securities Act of 1933, as amended (the “U.S. Securities Act”). All forward-looking information and forward-looking statements are based on CPRL’s current beliefs as well as assumptions made by and information currently available to the Corporation. Forward-looking information and forward-looking statements are based on CPRL’s current beliefs as well as assumptions made by and information currently available to the Corporation. Forward-looking statements in or incorporated by reference into this prospectus include, but are not limited to, statements with respect to: CPRL’s defined benefit pension expectations for 2016 and through 2019, expectations for 2016 which includes: operating ratio below 59 percent, double-digit earnings per share (“EPS”) growth from full-year 2015 adjusted diluted EPS of $10.10, and capital expenditures of approximately $1.1 billion, as well as statements concerning the operations, anticipated financial performance, business prospects and strategies, including statements concerning the anticipation that cash flow from operations and various sources of financing will be sufficient to meet debt repayments and obligations in the foreseeable future and concerning anticipated capital programs, statements regarding future payments including income taxes and pension contributions, and capital expenditures. Forward-looking statements typically contain statements with words such as “financial expectations”, “key assumptions”, “anticipate”, “believe”, “expect”, “plan”, “will”, “outlook”, “should” or similar words suggesting future outcomes.

By its nature, CPRL’s forward-looking information and forward-looking statements involve numerous assumptions, inherent risks and uncertainties, including but not limited to the following factors: changes in business strategies; general North American and global economic, credit and business conditions; risks in agricultural production such as weather conditions and insect populations; the availability and price of energy commodities; the effects of competition and pricing pressures; industry capacity; shifts in market demand; inflation; changes in laws and regulations, including regulation of rates; changes in taxes and tax rates; potential increases in maintenance and operating costs; uncertainties of investigations, proceedings or other types of claims and litigation; labour disputes; risks and liabilities arising from derailments; transportation of dangerous goods; timing of completion of capital and maintenance projects; currency and interest rate fluctuations; effects of changes in market conditions on the financial position of pension plans and investments; and various events that could disrupt operations, including severe weather, droughts, floods, avalanches and earthquakes as well as security threats and the governmental response to them, and technological changes.

The risks and uncertainties of CPRL’s business, including those discussed above and in documents incorporated by reference into this prospectus and as described under “Risk Factors” and elsewhere herein, could cause CPRL’s actual results and experience to differ materially from the anticipated results or other expectations expressed. In addition, CPRL bases forward-looking information and forward-looking statements on assumptions about future events, which, although reasonable when made, may not prove to be accurate.

In light of these risks, uncertainties and assumptions, prospective investors should not place undue reliance on forward-looking information and forward-looking statements and should be aware that events described in the forward-looking information and forward-looking statements set out in this prospectus and the documents incorporated by reference into this prospectus may not occur.

CPRL cannot assure prospective investors that our future results, levels of activity and achievements will occur as CPRL expects, and neither CPRL nor any other person assumes responsibility for the accuracy and completeness of the forward-looking information and forward-looking statements. Except as required by law, CPRL undertakes no obligation to update publically or otherwise revise any forward-looking information or forward-looking statement, whether as a result of new information, future events or otherwise.

“Adjusted diluted EPS” referred to above has no standardized meaning prescribed by U.S. GAAP and, therefore, may not be comparable to a similar measure presented by other companies. See Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K dated February 29, 2016 for the definition and further discussion of this non-U.S. GAAP measure.

RISK FACTORS

Before making an investment decision, you should carefully consider the risk factors set forth below and those described in the section captioned “Risk Factors” in any applicable prospectus supplement, as well as those set forth in documents CPRL incorporates by reference in this prospectus and any applicable prospectus supplement, including in our Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 29, 2016, and in any updates to those Risk Factors in subsequent reports on Form 8-K CPRL incorporates by reference in this prospectus and any applicable prospectus supplement, together with all of the other information appearing in this prospectus and any applicable prospectus supplement. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects. Additional unknown risks and uncertainties, or those that CPRL deems immaterial, may also impair our business, financial condition, results of operations and prospects.

Additional Risks Related to the Securities

Fluctuation in the price and volume of our Common Shares may impact investors’ ability to sell their shares at or above the offering price.

In recent years, securities markets have experienced considerable price and volume volatility, which may have been unrelated to the operating performance of CPRL or the affected companies. The market price of publicly traded stock is affected by many variables, including the strength of the economy generally, commodity prices, the availability and attractiveness of alternative investments and the breadth of the public market for the stock. The effect of these and other factors on the market price of securities on the stock exchanges on which we trade suggests that the trading price of our Common Shares may continue to be volatile. These fluctuations may affect the price of our Common Shares following an offering, and the market price of our Common Shares may drop below the offering price. As a result of this volatility, investors may not be able to sell their Common Shares at or above the offering price.

Future issuances of Securities may depress the price of our Common Shares or dilute existing shareholders.

Sales of a substantial number of Common Shares in the public market, or the perception that these sales could occur, may depress the market price for our Common Shares. These sales could also impair our ability to raise additional capital through the sale of our equity securities in the future. CPRL may issue additional Common Shares, Preferred Shares or securities convertible into Common Shares, which may dilute existing shareholders. In addition, under the new Registration Rights Agreement, the Selling Shareholder will have the ability to cause us to register Common Shares.

Investors may lose their entire investment.

An investment in the Securities is speculative and may result in the loss of an investor’s entire investment. Only potential investors who are experienced in high risk investments and who can afford to lose their entire investment should consider an investment in the Securities.

OUR COMPANY

CPRL is a holding company whose direct and indirect subsidiaries operate railways in North America. CPRL is a publically-traded corporation whose common shares are listed on the Toronto Stock Exchange and the New York Stock Exchange.

The main operating subsidiary of the Corporation, Canadian Pacific Railway Company (“CPRC”), was incorporated by Letters Patent in 1881 pursuant to an Act of the Parliament of Canada. CPRC is one of Canada’s oldest corporations. From its inception over 135 years ago, CPRC has developed into a fully integrated and technologically advanced Class I railway (a railroad earning a minimum of US$452.7 million in revenues annually as defined by the Surface Transportation Board in the United States) providing rail and intermodal freight transportation services over a 12,500-mile network serving the principal business centres of Canada, from Montreal to Vancouver, and the U.S. Midwest and Northeast regions.

CPRL’s registered and head office is located at 7550 Ogden Dale Road S.E., Calgary, Alberta, T2C 4X9, Canada.

RATIO OF EARNINGS TO FIXED CHARGES

Because CPRL has had no outstanding First Preferred Shares and Second Preferred Shares during the periods CPRL presents in this prospectus, CPRL does not present a ratio of earnings to combined fixed charges and preference dividends.

INFORMATION ABOUT THE OFFERINGS

CPRL may use this prospectus to offer its Securities, and the Selling Shareholder may offer Common Shares. Please also refer to “Description of Securities” below.

CPRL and/or the Selling Shareholder will set forth in a prospectus supplement a description of the specific types, amounts, prices, and detailed terms of any Securities that may be offered under this prospectus, as well as any net proceeds to us. The prospectus supplement may also describe certain risks in addition to those set forth herein associated with an investment in the specific Securities offered.

The Securities may be offered directly to one or more purchasers, through agents, or to or through underwriters or dealers. The names of these parties, any Securities to be purchased by or through these parties, the compensation of these parties and other special terms in connection with the offering and sale of these Securities will be detailed in a prospectus supplement. Please also refer to “Plan of Distribution” below.

USE OF PROCEEDS

The use of proceeds from the sale of any Securities will be described in a prospectus supplement relating to the specific issuance of Securities.

CPRL may use proceeds from the sale of Securities hereunder for repayment of existing indebtedness, capital expenditures, corporate and asset acquisitions and other general corporate purposes. CPRL may invest funds that it does not immediately use in short-term marketable investment grade securities or bank deposits. The Selling Shareholder will not, directly or indirectly, receive any proceeds from any offering of Securities by CPRL under this prospectus. CPRL will not receive any proceeds from any sale of Common Shares by the Selling Shareholder.

SELLING SHAREHOLDER

As at the date hereof, based on publicly available information, the Selling Shareholder beneficially owns 13,940,890 Common Shares, which is approximately 9.1% of the outstanding Common Shares. The Selling Shareholder may sell some, all or none of their Common Shares covered by this prospectus.

Pershing Square, a registered investment advisor under the United States Investment Advisors Act of 1940, is the investment advisor to each of Pershing Square, L.P. (“PS”), Pershing Square II, L.P. (“PS II”), Pershing Square International, Ltd. (“Pershing Square International”) and Pershing Square Holdings, Ltd. (“Pershing Square Holdings” and, together with PS, PS II and Pershing Square International, the “Pershing Square Funds”). PS Management GP, LLC (“PS Management”) is the sole general partner of Pershing Square. Pershing Square GP, LLC (“Pershing Square GP”), a registered investment advisor under the Investment Advisors Act of 1940, is the sole general partner of each of PS and PS II. Pershing Square has investment discretion with regards to 13,940,890 Common Shares, which Common Shares are directly owned by the Pershing Square Funds. The Common Shares were acquired during the period from September 23, 2011 to February 2, 2012. William A. Ackman is the Chief Executive Officer of Pershing Square and the managing member of each of PS Management and Pershing Square GP. Mr. Ackman is also a director of CPRL. Paul Hilal, a former Partner at Pershing Square, served as a director of CPRL from 2013 until his resignation from CPRL’s Board of Directors on January 26, 2016. Pershing Square is a Delaware limited partnership and its address is 888 Seventh Avenue – 42nd Floor New York, NY 10019.

Registration Rights Agreement

The following description of certain provisions of the registration rights agreement dated as of February 29, 2016 between CPRL and the Pershing Square Funds (the “Registration Rights Agreement”) is a summary only, is not comprehensive and is qualified in its entirety by reference to the full text of the Registration Rights Agreement, a copy of which has been filed as an exhibit to the Registration Statement on Form S-3.

The Registration Rights Agreement provides the Pershing Square Funds with the right (the “Demand Registration Right”) to require CPRL to qualify the distribution of up to 13,940,890 Common Shares held by the Pershing Square Funds in the aggregate as of the date of the Registration Rights Agreement, and any Common Shares or other securities of CPRL issued as a dividend, distribution, exchange, share split , recapitalization, or other corporate event in respect of such Common Shares (the “Registrable Securities”), by prospectus filed with the SEC and/or the securities commissions or other securities regulatory authorities in each of the provinces and territories of Canada (a “Demand Distribution”). The Pershing Square Funds are entitled to request up to four Demand Distributions in respect of underwritten offerings. CPRL must use reasonable commercial efforts to assist the Pershing Square Funds in making a Demand Distribution, provided that each request for a Demand Distribution for an underwritten offering must relate to such number of Registrable Securities having an aggregate market price of at least US$150 million based on the average trading price of the Common Shares on the New York Stock Exchange over the prior 15 days.

In addition, the Registration Rights Agreement provides the Pershing Square Funds with the right (the “Piggy-Back Registration Right”), among others, to require CPRL to include Registrable Securities, in any future public distribution in the United States or Canada undertaken by CPRL (a “Distribution”). CPRL must use reasonable commercial efforts to cause to be included in the Distribution all of the Registrable Securities the Pershing Square Funds requests to be sold pursuant to the Piggy-Back Registration Right; provided, however, that if the Distribution involves an underwriting and the lead underwriter determines that the total number of Common Shares to be included in such Distribution should be limited for certain prescribed reasons, the Common Shares to be included in the Distribution will be first allocated to CPRL.

The Piggy-Back Registration Right and Demand Registration Right are subject to various conditions and limitations, and CPRL is entitled to defer any Demand Distribution in certain circumstances for a limited period.

The Registration Rights Agreement provides that expenses relating to a Demand Distribution that would not have otherwise been incurred by CPRL shall be borne by the Pershing Square Funds and expenses relating to a Piggy-Back Distribution (or a Demand Distribution in which CPRL also offers its own securities) shall be allocated to the parties in proportion to the number of Common Shares sold, directly or indirectly, by such party as part of the distribution.

Pursuant to the Registration Rights Agreement, CPRL is obliged to indemnify the Pershing Square Funds or any underwriters for any misrepresentation in this prospectus and any applicable prospectus supplement (other than in respect of any information provided by the Pershing Square Funds or the underwriters for inclusion in the prospectus). The Pershing Square Funds are obliged to indemnify CPRL and any underwriters for any misrepresentation in this prospectus and any applicable prospectus supplement arising from information furnished in writing by the Pershing Square Funds for inclusion in the prospectus. The Registration Rights Agreement (other than the indemnity provisions) will terminate upon the earlier of (i) upon the sale by the Pershing Square Funds, by distribution or otherwise, of all the Registrable Securities and (ii) such time when CPRL delivers a legal opinion to the Pershing Square Funds that the Pershing Square Funds may sell all of the Registrable Securities in a single transaction without being subject to certain limitations and notice requirements under applicable securities laws.

The Pershing Square Funds may also sell the Registrable Securities other than pursuant to this prospectus under available exemptions from the registration requirements of U.S. securities legislation. CPRL cannot predict when or in what amounts the Pershing Square Funds may sell any of the Registrable Securities qualified for distribution by this prospectus.

DESCRIPTION OF SECURITIES

Authorized Share Capital

Under our restated certification of incorporation, CPRL is authorized to issue an unlimited number of Common Shares, an unlimited number of First Preferred Shares and an unlimited number of Second Preferred Shares. As of February 26, 2016, no First or Second Preferred Shares had been issued. All of our shares have no par value.

Common Shares

As of February 26, 2016, we had 153,021,661 Common Shares outstanding. The holders of Common Shares are entitled to receive notice of, attend and vote at all annual and special meetings of the shareholders of CPRL and to one vote in respect of each Common Share held at all such meetings, except at separate meetings of or on separate votes by the holders of another class or series of shares of CPRL. The holders of the Common Shares are entitled to receive dividends if, as and when declared by CPRL’s Board of Directors out of the assets of CPRL properly applicable to the payment of dividends in such amounts and payable in such manner as the Board of Directors may from time to time determine. Subject to the rights of the holders of any other class of shares of CPRL entitled to receive dividends in priority to or rateably with the holders of the Common Shares, the Board of Directors may in its sole discretion declare dividends on the Common Shares to the exclusion of any other class of shares of CPRL. In the event of the liquidation, dissolution or winding up of CPRL or other distribution of assets of CPRL among its shareholders for the purpose of winding up its affairs, the holders of the Common Shares will, subject to the rights of the holders of any other class of shares of CPRL entitled to receive the assets of CPRL upon such a distribution in priority to or rateably with the holders of the Common Shares, be entitled to participate rateably in any distribution of the assets of CPRL.

On March 17, 2014, CPRL commenced a Normal Course Issuer Bid (“NCIB”) to purchase for cancellation up to 5,270,374 Common Shares. On September 29, 2014, CPRL announced an amendment of the NCIB to increase the maximum number of its Common Shares that could be purchased from 5,270,374 to 12,650,862 Common Shares. In total, CPRL repurchased 12,650,862 Common Shares at an average price of

$203.84 per share. The NCIB expired on March 16, 2015. On March 18, 2015, CPRL commenced a NCIB to purchase for cancellation up to 9,140,000 Common Shares. On August 31, 2015, CPRL announced the amendment of the NCIB to increase the maximum number of its Common Shares that could be purchased from 9,140,000 to 11,937,181 Commons Shares. As of February 26, 2016, since March 18, 2015, CPRL repurchased 11,375,189 Common Shares. The NCIB will expire on March 17, 2016 and may be renewed.

First Preferred Shares

Subject to certain limitations, the Board of Directors of CPRL may, from time to time, issue First Preferred Shares in one or more series and determine for any such series, its designation, number of shares and respective rights, privileges, restrictions and conditions. The Board of Directors may not issue First Preferred Shares if by doing so the aggregate amount payable to the holders of such shares as a return of capital in the event of the liquidation or dissolution or winding up of CPRL or any other distribution of the assets of CPRL among its shareholders for the purposes of winding up its affairs would exceed $500,000,000. The First Preferred Shares are entitled to preference over the Common Shares, the Second Preferred Shares and any other shares ranking junior to the First Preferred Shares with respect to the payment of dividends and the distribution of assets of CPRL in the event of a liquidation, dissolution or winding up of CPRL. Except with the consent in writing of all of the holders of First Preferred Shares which may be outstanding, no dividend can be declared and paid on or set apart for payment on the Second Preferred Shares or the Common Shares or on any other shares ranking junior to the First Preferred Shares unless and until all dividends (if any) up to and including any dividend payable for the last completed period for which such dividend is payable on each series of First Preferred Shares outstanding has been declared and paid or set apart for payment. Except as provided by the Canada Business Corporations Act, the holders of the First Preferred Shares will not have any voting rights nor will they be entitled to receive notice of or to attend shareholders’ meetings.

Second Preferred Shares

The rights, privileges, restrictions and conditions attaching to the Second Preferred Shares are substantially identical to those attaching to the First Preferred Shares, except that the Second Preferred Shares are junior to the First Preferred Shares, and are entitled to preference over the Common Shares with respect to the payment of dividends, repayment of capital and the distribution of assets of CPRL in the event of a liquidation, dissolution or winding up of CPRL or any other distribution of the assets of CPRL among its shareholders for the purposes of winding up its affairs.

Corporate Governance

General Overview

CPRL is incorporated under the Canada Business Corporations Act (the “CBCA”). Our corporation number is 395216-9.

The following is a summary of certain material provisions of (i) our Restated Articles of Incorporation (the “Articles”), (ii) our by-laws (the “By-Laws”), (iii) our Corporate Governance Principles and Guidelines and (iv) certain provisions of the CBCA applicable to CPRL.

Objects and Purposes of the Corporation

Our Articles place no restrictions upon our objects and purposes.

Directors

Directors are elected annually by shareholders, each to hold office until the close of the next annual meeting of shareholders or until such person’s successor is elected or appointed. Between shareholder meetings, the Board of Directors may appoint additional directors. Our Board of Directors shall consist of a minimum of five and a maximum of 20 directors.

A director who is, in any way, directly or indirectly interested in a proposed contract or transaction, must disclose the nature and extent of his interest at a meeting of the directors in accordance with the provisions of the CBCA, and is required to disclose that interest to the CEO and the Chairman of the Board. A director must not participate in any discussions or vote in respect of any contract or transaction with CPRL in which he is interested, and any such proposed contract or transaction must be referred to the Board of Directors or shareholders for approval, even if such contract or transaction is one that in the ordinary course of the Corporation’s business would not require approval by the Board of Directors or shareholders.

The remuneration of the directors may from time to time be determined by the directors themselves, acting upon the recommendation of the Corporation’s Corporate Governance and Nominating Committee, and such remuneration may be in addition to any reimbursement for travel and other expenses. Directors who are also officers of the Corporation shall not be entitled to receive any directors’ fees or other compensation in respect of their duties as directors of the Corporation.

We have a Management Resources and Compensation Committee which is currently composed of three independent directors. The Management Resources and Compensation Committee makes recommendations to the Board of Directors with respect to compensation, including incentive stock options, of our executive officers.

To enhance the alignment of our directors’ interests with those of our shareholders, non-employee directors are required to hold five times their annual retainer (currently $1,975,000 for the Chairman of the Board and $1,175,000 for all other non-employee directors) in shares/director deferred share units within five years of their initial election or appointment to the Board of Directors. This multiple was increased from three to five times by the Board of Directors, effective October 26, 2012. The share ownership requirement may alternatively be satisfied through an indirect interest in shares.

Pursuant to our By-Laws and subject to the provisions of the CBCA, our directors may: (a) borrow money upon the credit of the Corporation, (b) issue, reissue, sell or pledge debt obligations of the Corporation, (c) give a guarantee on behalf of the Corporation to secure performance of an obligation of any person, and (d) mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Corporation, owned or subsequently acquired, to secure any obligation of the Corporation. The Board of Directors may, by resolution, delegate the powers referred to in this section to a director, a committee of directors or an officer.

There are currently no provisions with respect to the retirement of a director or the non-retirement of a director under an age requirement.

Rights, Preferences and Restrictions

Dividend Rights

Holders of the Common Shares, First Preferred Shares and Second Preferred Shares are to receive dividends if, as and when declared by the Board of Directors.

Voting Rights

Holders of the Common Shares are entitled to receive notice of and to attend all annual and special meetings of the shareholders of the Corporation and to a single vote in respect of each Common Share held at all such meetings.

Holders of the First Preferred Shares and the Second Preferred Shares are not entitled to receive notice of or to attend any meeting of the shareholders of the Corporation and will not be entitled to vote at any such meeting, except as may be required by law.

Rights on Liquidation

Holders of the Common Shares, First Preferred Shares and Second Preferred Shares are entitled to share in any surplus in the event of liquidation.

Redemption Provisions, Sinking Fund Provisions, Liability to Further Capital Calls and Discrimination

There are no redemption provisions or sinking fund provisions attached to any class of shares of the Corporation. There is no liability to further capital calls by the company provision attached to the shares of the Corporation. There are no provisions discriminating against any existing or prospective holder of such securities as a result of such shareholder owning a substantial number of shares, attached to any class of shares of the Corporation.

Changes to Securities

Provisions as to the modification, amendment or variation of the rights attaching to the Common Shares, First Preferred Shares and Second Preferred Shares are contained in the CBCA. The CBCA requires approval by a special resolution (i.e. approved by at least two-thirds of the votes cast at a meeting of the shareholders of CPRL or signed by all the shareholders entitled to vote on that resolution) of CPRL’s shareholders in order to effect any of the following changes:

(1)	change any maximum number of shares that the Corporation is authorized to issue;

(2)	create new classes of shares;

(3)	reduce or increase its stated capital, if its stated capital is set out in the articles;

(4)	change the designation of all or any of its shares and add, change or remove any rights, privileges, restrictions and conditions, including rights to accrued dividends, in respect of all or any of its shares, whether issued or unissued;

(5)	change the shares of any class or series, whether issued or unissued, into a different number of shares of the same class or series or into the same or a different number of shares of other classes or series;

(6)	divide a class of shares, whether issued or unissued, into series and fix the number of shares in each series and the rights, privileges, restrictions and conditions thereof;

(7)	authorize the directors to divide any class of unissued shares into series and fix the number of shares in each series and the rights, privileges, restrictions and conditions thereof;

(8)	authorize the directors to change the rights, privileges, restrictions and conditions attached to unissued shares of any series;

(9)	revoke, diminish or enlarge any authority conferred under items (7) and (8) above; and,

(10)	add, change or remove restrictions on the issue, transfer or ownership of shares.

Meetings of Shareholders

Annual General Meetings

Under the CBCA, an Annual General Meeting (“AGM”) of shareholders must be held once every fiscal year, within 15 months of the previous AGM, but no later than six months after the end of the Corporation’s preceding fiscal year. We must give our shareholders written notice of the time and place of the AGM not less than 21 days nor more than 50 days before the AGM is to be held. For the purpose of determining shareholders entitled to receive notice of a meeting of shareholders, the directors may fix in advance a date as the record date for such determination, but such record date shall not proceed by more than 50 days or by less than 21 days the date on which the meeting is to be held.

Extraordinary General Meetings

Under our By-laws, our directors may, whenever they think fit, convene a meeting of shareholders, other than an annual meeting of shareholders, at any time.

Under the CBCA, shareholder meetings may also be called by one or more shareholders of the Corporation so long as such shareholders own not less than 5% of the issued and outstanding shares at the date such shareholders call a meeting of shareholders. After receiving such requisition, our directors must within 21 days call the meeting.

Persons Entitled to be Present

Pursuant to our By-laws, the only persons entitled to be present at a meeting of shareholders shall be those entitled to vote thereat, the directors, the President, the auditor of the Corporation and others who, although not entitled to vote, are entitled or required under any provision of the CBCA, Articles or By-Laws to be present. Any other person may be admitted with the consent of the meeting or of the chairman of the meeting.

Rights to Own Securities

Share Transfers

There are no restrictions on transfers of our shares.

No Limitation on Foreign Ownership

There are no limitations on the rights of non-resident or foreign shareholders to hold or exercise voting rights.

Change in Control

There are no provisions in our Articles or By-Laws that would have the effect of delaying, deferring or preventing a change in control of the Corporation, and that would operate only with respect to a merger, acquisition or corporate restructuring involving the Corporation.

The CBCA does not contain any provisions that would have the effect of delaying, deferring or preventing a change of control of the Corporation.

Ownership Threshold

There are no provisions in our Articles, By-Laws or in the CBCA governing the threshold above which shareholder ownership must be disclosed.

Changes in the Capital of the Corporation

There are no conditions imposed by our By-Laws which are more stringent than those required by the CBCA.

Subscription Receipts

Subscription Receipts may be offered separately or together with Common Shares and/or other securities of CPRL, including Warrants. The Subscription Receipts will be issued under a subscription receipt agreement that will be entered into by CPRL and an escrow agent at the time of issuance of the Subscription Receipts.

A Subscription Receipt will entitle the holder thereof to receive a Common Share and/or other securities of CPRL, for no additional consideration, upon the completion of a particular transaction or event, typically an acquisition of the assets or securities of another entity by CPRL or one or more of its subsidiaries. The subscription proceeds from an offering of Subscription Receipts will be held in escrow by an escrow agent pending the completion of the transaction or the termination time (the time at which the escrow terminates regardless of whether the transaction or event has occurred). Holders of Subscription Receipts will receive Common Shares and/or other securities of CPRL upon the completion of the particular transaction or event or, if the transaction or event does not occur by the termination time, a return of the subscription funds for their Subscription Receipts together with any interest or other income earned thereon. Holders of Subscription Receipts are not shareholders of CPRL.

The particular terms and provisions of Subscriptions Receipts offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply to them, will be described in the prospectus supplement filed in respect of such Subscription Receipts. This description will include, where applicable: (i) the number of Subscription Receipts offered; (ii) the price at which the Subscription Receipts will be offered; (iii) the terms, conditions and procedures pursuant to which the holders of Subscription Receipts will become entitled to receive Common Shares and/or other securities of CPRL; (iv) the number of Common Shares and/or other securities of CPRL that may be obtained upon exercise of each Subscription Receipt; (v) the designation and terms of any other securities with which the Subscription Receipts will be offered, if any, and the number of Subscription Receipts that will be offered with each such security; (vi) the terms relating to the holding and release of the gross proceeds from the sale of the Subscription Receipts plus any interest and income earned thereon; (vii) the material income tax consequences of owning, holding and disposing of the Subscription Receipts; and (viii) any other material terms and conditions of the Subscription Receipts including, without limitation, transferability and adjustment terms and whether the Subscription Receipts will be listed on a stock exchange.

Warrants

Warrants will typically be offered with Common Shares, with such securities often referred to collectively as a “Unit”, but may be offered with Subscription Receipts or separately. The Warrants either will be issued under a warrant indenture or agreement that will be entered into by CPRL and a trustee at the time of issuance of the Warrants or will be represented by Warrant certificates issued by CPRL.

A Warrant will entitle the holder thereof to receive a Common Share and/or other securities of CPRL upon the exercise thereof and payment of the applicable exercise price. A Warrant will be exercisable for a specific period of time at the end of which time it will expire and cease to be exercisable. Holders of Warrants are not shareholders of CPRL.

The particular terms and provisions of Warrants offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply to them, will be described in the prospectus supplement filed in respect of such Warrants. This description will include, where applicable: (i) the title or designation of the Warrants; (ii) the number of Warrants offered; (iii) the number of Common Shares and/or other securities of CPRL purchasable upon exercise of the Warrants and the procedures for exercise; (iv) the exercise price of the Warrants; (v) the dates or periods during which the Warrants are exercisable and when they expire; (vi) the designation and terms of any other securities with which the Warrants will be offered, if any, and the number of Warrants that will be offered with each such security; (vii) the material income tax consequences of owning, holding and disposing of the Warrants; and (viii) any other material terms and conditions of the Warrants including, without limitation, transferability and adjustment terms and whether the Warrants will be listed on a stock exchange.

Units

Units are a security comprised of one or more of the other Securities described in this prospectus offered together as a “Unit”. A Unit is typically issued so that the holder thereof is also the holder of each Security included in the Unit. Thus, the holder of a Unit will have the rights and obligations of a holder of each Security comprising the Unit. The unit agreement under which a Unit is issued may provide that the Securities comprising the Unit may not be held or transferred separately at any time or at any time before a specified date.

The particular terms and provisions of Units offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply to them, will be described in the prospectus supplement filed in respect of such Units. This description will include, where applicable: (i) the designation and terms of the Units and of the Securities comprising the Units, including whether and under what circumstances those Securities may be held or transferred separately; (ii) any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of the Securities comprising the Units; (iii) whether the Units will be issued in fully registered or global form; and (iv) any other material terms and conditions of the Units.

PLAN OF DISTRIBUTION

CPRL may sell Securities and the Selling Shareholder may sell Common Shares (i) to underwriters purchasing as principal; (ii) directly to one or more purchasers in accordance with applicable securities laws; or (iii) through agents. The Securities may be sold at fixed prices or non-fixed prices, such as prices determined by reference to the prevailing price of the Securities in a specified market, at market prices prevailing at the time of sale or at prices to be negotiated with purchasers, which prices may vary as between purchasers and during the period of distribution of the Securities.

The prospectus supplement relating to each offering of Securities will set forth the terms of the offering of those Securities, including the name or names of any underwriters or agents, the purchase price of the Securities, the proceeds to CPRL and/or the Selling Shareholder, any underwriters’ or agents’ fees or other compensation, any public offering price, and any discounts or concessions allowed or re-allowed or paid. Only underwriters or agents named in the relevant prospectus supplement are deemed to be underwriters or agents in connection with the Securities offered by that prospectus supplement.

If underwriters purchase Securities as principal, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase those Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Securities offered by the prospectus supplement if any of such Securities are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid may be changed from time to time.

The Securities may also be sold directly by CPRL, or in the case of Common Shares, the Selling Shareholder, at prices and upon terms agreed to by the purchaser and CPRL or purchaser and the Selling Shareholder or through agents designated by CPRL and/or the Selling Shareholder from time to time. Any agent involved in the offering and sale of the Securities pursuant to a particular prospectus supplement will be named, and any commissions payable by CPRL and/or the Selling Shareholder to that agent will be set forth, in such prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent would be acting on a reasonable commercial efforts basis for the period of its appointment.

CPRL and/or the Selling Shareholder may agree to pay the underwriters a commission for various services relating to the issue and sale of any Securities offered by this prospectus. Any such commission will be paid out of general funds. Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled under agreements to be entered into with CPRL and/or the Selling Shareholder to indemnification by CPRL and/or the Selling Shareholder against certain liabilities, including liabilities under the U.S. Securities Act or to contribution with respect to payments which those underwriters, dealers or agents may be required to make in respect thereof. Those underwriters, dealers and agents may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Any offering of First Preferred Shares, Second Preferred Shares, Subscription Receipts, Warrants or Units by CPRL will be a new issue of Securities with no established trading market. Unless otherwise specified in the applicable prospectus supplement, the First Preferred Shares, Second Preferred Shares, Subscription Receipts, Warrants or Units will not be listed on any stock exchange or on any automated dealer quotation system. Certain dealers may make a market in such Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any dealer will make a market in such Securities or as to the liquidity of the trading market, if any, for such Securities.

The prospectus supplement will set forth the intention of any underwriters or agents who participate in the distribution of the Securities to over-allot or effect transactions which stabilize the Securities’ price at a higher level than that which might exist in the open market. Such transactions may be commenced, interrupted or discontinued at any time.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The applicable prospectus supplement will describe certain material United States federal income tax consequences of the acquisition, ownership and disposition of any Securities offered thereunder by an initial investor who is a United States person (within the meaning of the United States Internal Revenue Code).

The applicable prospectus supplement will also describe certain material Canadian federal income tax consequences to an investor who is a resident of Canada or who is a non-resident of Canada of acquiring, owning and disposing of any Securities offered thereunder, including, whether the payments of dividends or other distributions will be subject to Canadian non-resident withholding tax.

LEGAL MATTERS

Certain legal matters relating to United States law will be passed upon on behalf of CPRL by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. The validity of the Securities offered hereby and certain other Canadian legal matters related to the Securities being offered hereby will be passed upon for CPRL by Norton Rose Fulbright Canada LLP, Calgary, Alberta.

ENFORCEABILITY OF CIVIL LIABILITIES

CPRL is incorporated and governed by the laws of Canada. A substantial portion of CPRL’s assets are located outside the United States and some or all of the directors and officers and some or all of the experts named herein are residents of Canada. As a result, it may be difficult for investors to effect service within the United States upon CPRL and upon those directors, officers and experts, or to realize in the United States upon judgments of courts of the United States predicated upon CPRL’s civil liability and the civil liability of CPRL’s directors, officers or experts. CPRL has also been advised by Norton Rose Fulbright Canada LLP that there is some doubt as to the enforceability in Canada by a court in original actions, or in actions to enforce judgments of United States courts, of liabilities predicated upon United States federal securities laws.

EXPERTS

The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus by reference from CPRL’s Annual Report on Form 10-K and the effectiveness of CPRL’s internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.